CLIENT:	Wilshire Bancorp, Inc.
CONTACT:	Elaine Jeon, SVP & Interim CFO 213.387.3200 www.wilshirebank.com	NEWS RELEASE

Larry Greenfield M.D. Resigns from Wilshire Bancorp Board

LOS ANGELES, CA - December 13, 2007 - Wilshire Bancorp, Inc. (NASDAQ: WIBC), the holding company for Wilshire State Bank, today announced that Larry D. Greenfield, M.D. resigned from the Board of Directors of Wilshire Bancorp and Wilshire State Bank effective December 7, 2007.

Dr. Greenfield, age 63, has served as a member of the Wilshire State bank Board of Directors since 2000, and was appointed a Class III Director of Wilshire Bancorp on August 25, 2004. Dr. Greenfield, a retired medical doctor, has been involved in real estate investing, development, and financing for over 30 years. Dr. Greenfield holds a B.A. in Psychology from USC, and a M.D. from the Finch University of Health Sciences/The Chicago Medical School.

Dr. Greenfield has informed the company that he resigned to devote his time pursuing other personal and professional endeavors, and his resignation is not due to any disagreement with the company or the bank.

“Larry has been a strong contributor to our success for the past seven years, and we wish him well in his new ventures,” said Steven Koh, Chairman of the Board.

Headquartered in Los Angeles, Wilshire State Bank operates 19 branch offices in California, Texas, New Jersey and New York, and eight loan production offices in San Jose, Seattle, Las Vegas, Houston, Atlanta, Denver, Annandale (in Virginia), and Fort Lee (in New Jersey) and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

www.wilshirebank.com

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of consolidation of operations and expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and are subject to change. Since management will only provide guidance at certain points during the year, Wilshire Bancorp will not necessarily update the information. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

NOTE: Transmitted on Prime Newswire at 1:00 p.m. PST on December 13, 2007.